EXHIBIT 2.2

                                 PROMISSORY NOTE


$960,000.00                                                        JULY 6, 2001

         FOR VALUE RECEIVED, AMERICAN LOCKER GROUP, INCORPORATED, a Delaware corporation (hereinafter sometimes called "Maker"), promises to pay to JANIE D'ADDIO, an individual resident of Dallas County, Texas, (hereinafter sometimes called "Payee"), in lawful money of the United States of America, the principal sum of NINE HUNDRED SIXTY THOUSAND DOLLARS ($960,000.00), together with interest in arrears on the unpaid principal balance at an annual rate equal to six and one-half percent (6-1/2%) in the manner provided below. Interest shall be calculated on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable, and charged for the actual number of days elapsed.

         This Promissory Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Stock and Real Estate Purchase Agreement, dated as of June 22, 2001, by and between American Locker Group,
Incorporated and Janie D'Addio and Salvatore D'Addio and Jane D'Addio, (hereinafter sometimes called the "Purchase Agreement"), and is subject to the terms and conditions of the Purchase Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Promissory Note without definition shall have the respective meanings set forth in the Purchase Agreement.

1.       PAYMENTS

         1.1 PRINCIPAL AND INTEREST. The principal amount of this Promissory Note shall be due and payable in three (3) equal consecutive annual installments of Three Hundred Twenty Thousand Dollars ($320,000.00) commencing on the first anniversary of the date hereof and continuing on the same day of each year thereafter until paid in full. Interest on the unpaid principal balance of this Promissory Note shall be due and payable annually, together with each payment of principal.

         1.2 MANNER OF PAYMENT. All payments of principal and interest on this Promissory Note shall be made by check at 4253 Hunt Drive, Unit 1709, Carrollton, Texas 75010, or at such other place in the United States of America as Payee shall designate to Maker in writing. If payment of principal or interest on this Promissory Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Promissory Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Texas.


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         1.3 PREPAYMENT.  Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Promissory Note; provided, however, that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Any partial prepayments shall be applied to installments of principal in inverse order of their maturity.

         1.4  RIGHT TO  SET-OFF.  Maker  shall  have the right to  withhold  and set-off against any amount due hereunder the amount of any claim for indemnification or payment of damages to which Maker may be entitled under the Purchase Agreement, as provided therein.

2.       DEFAULTS

         2.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (hereinafter sometimes called "Event of Default"):

                  (a) If Maker shall fail to pay when due any payment of principal or interest on this Promissory Note and such failure continues for fifteen (15) days after Payee notifies Maker therein in writing; provided, however, that the exercise by Maker in good faith of its right of set-off pursuant to Section 1.4 above, whether or not ultimately determined to be justified, shall not constitute an Event of Default.

                  (b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (hereinafter sometimes called "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or
                           (v) admit in writing its ability to pay its debts as they become due.

                  (c) If a court of competent jurisdiction enters an order of decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within one hundred twenty (120) days.

         2.2 NOTICE BY MAKER.  Maker shall notify  Payee in writing  within five
(5) days after the occurrence of any Event of Default of which Maker acquires knowledge.


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         2.3  REMEDIES.  Upon the  occurrence  of an Event of Default  hereunder
(unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Promissory Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Promissory Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Promissory Note, including, without limitation, reasonable attorneys' fees.

3.       MISCELLANEOUS

         3.1 WAIVER. The rights and remedies of Payee under this Promissory Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Promissory Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Promissory Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Promissory Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Promissory Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

         3.2 NOTICES. Any notice required or permitted to be given hereunder shall be given in accordance with Section 9.4 of the Purchase Agreement.

         3.3 SEVERABILITY. If any provision in this Promissory Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Promissory Note will remain in full force and effect. Any provision of this Promissory Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         3.4 GOVERNING LAW. This Promissory Note will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

         3.5 PARTIES IN INTEREST. This Promissory Note shall bind Maker and its successors and assigns. This Promissory Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by will or, in default thereof, by operation of law.


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         3.6 SECTION  HEADINGS,  CONSTRUCTION.  The headings of Sections in this
Promissory Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Promissory Note unless otherwise specified.

                  All words used in this Promissory Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Promissory
                  Note in its entirety and not to any specific section or subsection hereof.

                  IN WITNESS WHEREOF, Maker has executed and delivered this Promissory Note as of the date first stated above.

                                    AMERICAN LOCKER GROUP INCORPORATED



                                    BY: /s/ EDWARD F. RUTTENBERG
                                        ----------------------------------------
[CORPORATE SEAL]                     TITLE: CHAIRMAN AND CHIEF EXECUTIVE OFFICER